BUSINESS NOTE
                      (Use only for business purpose loans)

Schonath Family Partnership          JANUARY 28, 1999          $ 500,000.00
----------------------------------  ------------------------   -----------------
             (MAKER)                      (DATE)

1. Promise to Pay and Payment Schedule. The undersigned ("Maker," whether one or more) promises to pay to the order of U.S. Bank National Association ("Lender") at 201 West Wisconsin Avenue, Milwaukee 53259, Wisconsin, the sum of $500,000.00;
[Check (a), (b), (c) or (d); only one shall apply.]
(a)|X| Single Payment. In one payment on AUGUST 28, 2002, plus interest payable as set forth below unless interest is shown on line 4 below.
(b)[ ] Installments of Principal and Interest. In n/a equal payments of $ n/a due on n/a , and on [ ] the same day(s) of each n/a month thereafter [ ] every 7th day thereafter [ ] every 14th day thereafter, PLUS a final payment of the unpaid balance and accrued interest due on n/a , all subject to modification as set forth in 2(b) below. If applicable. All payments include principal and interest.
(c)[ ] Installments of Principal. In n/a equal payments of principal of $ n/a due on n/a, and on [ ] the same day(s) of each n/a month thereafter [ ] every 7th day thereafter [ ] every 14th day thereafter, PLUS a final payment of the unpaid principal due on n/a , PLUS interest payable as set forth below.
(d)[ ] Other.            n/a
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2.   Interest Calculation. If the amount of interest is not shown on line 4 below, this Note bears Interest on the unpaid principal balance before maturity:
[Check (a), (b) or complete line 4 below; only one shall apply.]
(a)[ ] Fixed Rate.  At the rate of    n/a     % per year.
(b)|X| Variable Rate. At the annual rate which is equal to the following Index Rate, [ ] plus |X| minus 0.750 percentage points ("Note Rate"), and the Note Rate shall be adjusted as provided below. The Index Rate is:
       [ ] The prime rate |X| The reference rate [ ] The base rate adopted by |X| Lender [ ] n/a from time to time as its base or reference rate for Interest rate determinations. The Index Rate may or may not be the lowest rate charged by Lender.
       [ ]      n/a
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       The Initial Note Rate is 7.000%. An adjustment in the Note Rate will
       result in an increase or decrease in (1) |X| the amount of each payment of Interest, (2) [ ] the amount of the final payment, (3) [ ] the number of scheduled periodic payments sufficient to repay this Note in substantially equal payments, (4) [ ] the amount of each remaining payment of principal and interest so that those remaining payments will be substantially equal and sufficient to repay this Note by its scheduled maturity date, (5) [ ] the amount of each remaining payment of principal and interest (other than the final payment) so that those remaining payments will be substantially equal and sufficient to repay this Note by its scheduled maturity date based on the original amortization schedule used by Lender, plus the final payment of principal and interest, or (6) [ ] n/a .
                           ---------------------------------------------------
       In addition, Lender is authorized to change the amount of periodic payments if and to the extent necessary to pay in full all accrued interest owing on this Note. The Maker agrees to pay any resulting payments or amounts. The Note Rate shall be adjusted only on the following change dates: [ ] the first day of each month [ ] each scheduled payment date |X| as and when the Index Rate changes [ ] n/a .
Interest is computed for the actual number of days principal is unpaid on the basis of |X| a 360 day year [ ] a 365 day year.
3. [ ] Interest Payment. Interest is payable on MAY 28, 1999, and on |X| the same day of each third month thereafter, [ ] every 7th day thereafter, [ ] every 14th day thereafter, and at maturity, or, if box 1(b) is checked, at the times so indicated.
4. Other Charges. If any payment (other than the final payment) is not made on or before the 15th day after its due date, Lender may collect a delinquency charge of 5.00% of the unpaid amount. Unpaid principal and interest bear Interest after maturity until paid (whether by acceleration or lapse of
     time) at the rate |X| which would otherwise be applicable plus 3.000 percentage points [ ] of n/a % per year, computed on the basis of |X| a 360 day year [ ] a 365 day year. Maker agrees to pay a charge of $20.00 for each check presented for payment under this Note which is returned unsatisfied.
5. Prepayment. Full or partial prepayment of this Note |X| is permitted at any time without penalty [ ]* n/a .
                             ---------

               THIS NOTE INCLUDES ADDITIONAL PROVISIONS ON REVERSE
This note replaces and pays off a note executed by George R. Schonath dated August 28, 1997 in the amount of $500,000.00.

                                   Schonath Family Partnership            (SEAL)
                                   --------------------------------------------

                                   BY       /s/ George Schonath           (SEAL)
                                   ---------------------------------------------
                                   George R. Schonath   Managing General Partner

                                                                          (SEAL)
                                             -----------------------------------

Inapplicable unless filled in                                             (SEAL)
(use for add-on loans only).                 -----------------------------------

1. Loan Proceeds            $   n/a
                             ---------
2. Cr. Life Ins. Charge         n/a                                       (SEAL)
                            ----------       -----------------------------------
3. Cr. A & S Ins. Charge        n/a
                            ----------
4. Interest (Add-on)            n/a          200 Monastery Hill Drive
                            ----------       ------------------------
5.                              n/a
                            ----------
6. Face Amount of Note      $   n/a          Oconomowoc, WI  53066
                            ----------       ---------------------
                                             (ADDRESS)                  (PHONE)

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                          FOR LENDER CLERICAL USE ONLY
*If checked, Insert applicable prepayment
restrictions and penalties.                               /s/ Michael J. Scicero
                                                         ----------------------
If credit life or accident and sickness insurance                   Loan Officer
 is requested, a WBA 450 may be required.